================================================================================

                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement        [_]  Confidential, for Use of the
                                             Commission Only (as permitted by
                                             Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                       IMPERIAL CREDIT INDUSTRIES, INC.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (4) Date Filed:

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Notes:

                  [LOGO OF IMPERIAL CREDIT INDUSTRIES, INC.]

                       IMPERIAL CREDIT INDUSTRIES, INC.

                           23550 HAWTHORNE BOULEVARD
                             BUILDING 1, SUITE 110
                          TORRANCE, CALIFORNIA 90505

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

  The Annual Meeting of Shareholders of IMPERIAL CREDIT INDUSTRIES, INC., a California corporation (the "Company"), will be held at the Marriott Hotel, 3635 Fashion Way, Torrance, California 90503, on July 30, 1997, at 10:00 a.m. Pacific Time.

  The Annual Meeting of Shareholders of the Company is being held for the following purposes:

  1. To elect a Board of Directors to serve for the ensuing year.

  2. To consider and act upon a proposal to ratify the appointment of KPMG Peat Marwick LLP as the independent accountants of the Company for the year ending December 31, 1997.

  3. To transact such other business as may properly come before the Meeting or any adjournments thereof.

  Only holders of Common Stock of record at the close of business on June 24, 1997, will be entitled to vote at the Meeting. A list of shareholders of record will be available at the meeting and for ten days prior to the meeting at the Company's address above.

  Your proxy is enclosed. You are cordially invited to attend the Meeting, but if you do not expect to attend, or if you plan to attend but desire the proxyholders to vote your shares, please date and sign your proxy and return it in the enclosed postage paid envelope. The giving of this proxy will not affect your right to vote in person in the event you find it convenient to attend. Please return the proxy promptly to avoid the expense of additional proxy solicitation.

Dated: July 7, 1997

                                          For the Board of Directors

                                          /s/ Irwin L. Gubman

                                          Irwin L. Gubman, Secretary

                  [LOGO OF IMPERIAL CREDIT INDUSTRIES, INC.]

                               ----------------

                                PROXY STATEMENT

                               ----------------

                         FOR ANNUAL MEETING TO BE HELD
                   JULY 30, 1997, AT 10:00 A.M. PACIFIC TIME

  Your proxy is solicited on behalf of the Board of Directors of Imperial Credit Industries, Inc. (the "Company" or "ICII") for use at the Annual Meeting of Shareholders to be held on the above date and time at the Marriott Hotel, located at 3635 Fashion Way, Torrance, California 90503. The approximate mailing date for this proxy statement and the enclosed proxy is July 8, 1997. If a proxy in the accompanying form is duly executed and returned, the shares represented by the proxy will be voted as directed. If no direction is given, the shares will be voted for the election of the eight nominees for Director named herein and for the ratification of the appointment of KPMG Peat Marwick LLP as the Company's independent accountants for the year ending December 31, 1997. Any proxy given may be revoked at any time prior to its exercise by notifying the Secretary of the Company in writing of such revocation, by giving another proxy bearing a later date, or by attending and voting in person at the Meeting.

  The cost of this solicitation of proxies will be borne by the Company. Solicitations will be made by mail. In addition, the officers and regularly engaged employees of the Company may, in a limited number of instances, solicit proxies personally or by telephone. The Company will reimburse banks, brokerage firms, other custodians, nominees and fiduciaries for reasonable expenses incurred in sending proxy materials to beneficial owners of Common Stock of the Company.

  The Company's Annual Report on Form 10-K for the year ended December 31, 1996, as filed with the Securities and Exchange Commission (the "Commission") and the Company's Annual Report to Shareholders are included with this solicitation. Additional copies are available without charge to any shareholder upon request.

  Holders of Common Stock of record at the close of business on June 24, 1997 will be entitled to vote at the Meeting. There were 38,680,576 shares of Common Stock outstanding at that date. Each share is entitled to one vote and a majority of the shares of Common Stock outstanding is necessary to constitute a quorum for the Meeting. Shareholders have cumulative voting rights in the election of Directors. Under the cumulative voting method, a shareholder may multiply the number of shares owned by the number of Directors to be elected and cast this total number of votes for any one candidate or distribute the total number of votes in any proportion among as many candidates as the shareholder desires. A shareholder may not cumulate his or her votes for a candidate unless such candidate's name has been placed in nomination prior to the voting and unless a shareholder has given notice at the Meeting prior to the voting of his or her intention to cumulate his or her votes. If any shareholder gives such notice, then all shareholders may then cumulate their votes.

                                PROPOSAL NO. 1

                             ELECTION OF DIRECTORS

  The Company's Directors are elected annually to serve until the next annual meeting of shareholders and thereafter until their successors are elected. The Company's By-Laws currently provide for a variable Board of Directors with a range of between five and nine members, with the number currently set at eight. No proxy will be voted for more than eight nominees for Director.

  Unless otherwise directed by shareholders, the proxyholders will vote all shares represented by proxies held by them for the election of the maximum number of the following nominees, all of whom are now members of and constitute the Company's Board of Directors. The Company is advised that all of the nominees have indicated their availability and willingness to serve if elected. In the event that any nominee becomes unavailable or unable to serve as a Director of the Company prior to the voting, the proxyholders will refrain from voting for the unavailable nominee or will vote for a substitute nominee in the exercise of their best judgment.

INFORMATION CONCERNING NOMINEES

  Information concerning the nominees based on data furnished by them is set forth below.

                    NAME                     AGE POSITION WITH COMPANY
                    ----                     --- ---------------------
H. Wayne Snavely...........................   56 Chairman of the Board, President and Chief
                                                  Executive Officer
Stephen J. Shugerman.......................   50 President of Southern Pacific Thrift and
                                                  Loan Association ("SPTL") and a Director
Kevin E. Villani...........................   49 Executive Vice President, Chief Financial
                                                  Officer and a Director
G. Louis Graziadio, III(1).................   47 Director
James Clayburn LaForce, Jr.(1)(2)..........   67 Director
Perry A. Lerner(1)(2)......................   54 Director
Robert S. Muehlenbeck(1)...................   49 Director
Joseph R. Tomkinson........................   49 Director

--------
(1) Member of Compensation Committee.
(2) Member of Audit Committee.

  H. WAYNE SNAVELY has been Chairman of the Board and Chief Executive Officer of the Company since December 1991 and President since February 1996. From 1986 to February 1992, Mr. Snavely served as Executive Vice President of Imperial Bancorp and Imperial Bank with direct management responsibility for the following bank subsidiaries and divisions: Imperial Bank Mortgage, SPTL, Imperial Trust Company, Wm. Mason & Company, Imperial Ventures, Inc. and The Lewis Horwitz Organization. From 1983 through 1986, Mr. Snavely was employed as Chief Financial Officer of Imperial Bancorp and Imperial Bank. Mr. Snavely served as a director of Imperial Bank from 1975 to 1983 and currently serves as a director. Mr. Snavely is Chairman of the Board of Southern Pacific Funding Corporation ("SPFC") and Imperial Credit Mortgage Holdings, Inc. ("IMH").

  STEPHEN J. SHUGERMAN has been President of SPTL since June 1987 and has been a Director of the Company since December 1991. From June 1985 to May 1987, Mr. Shugerman was President of ATI Thrift & Loan Association, a privately owned thrift and loan association, and, from 1979 to 1985, he was Senior Vice President of Imperial Thrift and Loan Association, a former subsidiary of Imperial Bank. Mr. Shugerman has recently served as President of the California Association of Thrift & Loan Companies. Mr. Shugerman is a director of SPFC.

  KEVIN E. VILLANI has been the Executive Vice President and Chief Financial Officer of the Company since September 1995 and a Director of the Company since June 1997. From 1993 to 1996, Mr. Villani was the Associate Professor of Clinical Finance and Real Estate for the University of Southern California. From 1985 to 1990, he was the Executive Vice President and Chief Financial Officer for Imperial Corporation of America.

From 1982 to 1985, he served in various senior executive capacities at the Federal Home Loan Mortgage Corporation. From 1975 to 1982, he served as the Financial Economist, The Director for the Division of Housing Finance Analysis and The Deputy Assistant Secretary for the Office of Economic Affairs and Chief Economist for the Department of Housing and Urban Development. From 1974 to 1975, he was an economist for the Federal Reserve Bank of Cleveland.
Mr. Villani has also served as a consultant to the World Bank and USAID on banking, housing, finance, and privatization.

  G. LOUIS GRAZIADIO, III has been a Director of the Company since February 1992. Mr. Graziadio has been Chairman of the Board and Chief Executive Officer of Ginarra Holdings, Inc. (as well as predecessor and affiliated companies) since 1979. Ginarra Holdings, Inc. is a privately held California corporation engaged in a wide range of investment activities. Mr. Graziadio has been actively involved, since 1972, in real estate development, construction and home building. Mr. Graziadio is a Director of Imperial Bancorp and Imperial Trust Company, an indirect subsidiary of Imperial Bancorp.

  JAMES CLAYBURN LAFORCE, JR. has been a Director of the Company since May 1992. From July 1978 to July 1993, Mr. LaForce was the Dean of The Anderson School, University of California at Los Angeles. In addition, Mr. LaForce was appointed in January 1991 to the position of Acting Dean of the Hong Kong University of Science and Technology, Hong Kong.

  PERRY A. LERNER has been a Director of the Company since May 1992. He has been a principal in the investment firm of Crown Capital Group, Inc. since 1996. Mr. Lerner was with the law firm of O'Melveny & Myers from 1982 through 1996, having been a partner with the firm from 1984 through 1996. Mr. Lerner was an Attorney-Advisor of the International Tax Counsel of the United States Treasury Department from 1973 to 1976.

  ROBERT S. MUEHLENBECK has been a Director of the Company since December 1991. Mr. Muehlenbeck is also an Executive Vice President of Imperial Bank. Mr. Muehlenbeck was formerly the President of Seaborg, Incorporated and has been involved in commercial and residential real estate development and finance activities.

  JOSEPH R. TOMKINSON has been a Director of the Company since December 1991. Mr. Tomkinson has been the Vice Chairman of the Board and Chief Executive Officer of IMH since August 1995. Mr. Tomkinson served as President of the Company from January 1992 to February 1996 and from 1986 to January 1992, he was President of Imperial Bank Mortgage, a subsidiary of Imperial Bank, one of the companies combined to become ICII in 1992. From 1984 to 1986, he was employed as Executive Vice President of Loan Production for American Mortgage Network, a privately owned mortgage bank.

  Directors of the Company hold office until the next annual meeting of shareholders and until their successors are elected and qualified, or until their earlier resignation or removal. All officers are appointed by and serve at the discretion of the Board of Directors, subject to employment agreements, where applicable. There are no family relationships between any directors or officers of the Company. George L. Graziadio, Jr., the President, Chief Executive Officer and the Chairman of the board of directors of Imperial Bancorp, is the father of G. Louis Graziadio, III. The Graziadio family and related entities are significant shareholders of Imperial Bancorp.

  Directors who are not employees of the Company receive a fee of $20,000 per year plus $500 per meeting attended. Non-employee Directors who are members of the Compensation and Audit Committees receive a fee of $500 for each committee meeting attended, if such meeting is held on a date other than a Board meeting date.

COMMITTEES AND ATTENDANCE AT BOARD MEETINGS

  Eleven meetings of the Board of Directors were held in fiscal 1996. Each Director attended at least 75% of the aggregate of all meetings held by (i) the Board of Directors and (ii) those committees of the Board of Directors on which such Director served.

  The Audit Committee, which meets with and reviews the scope of auditing activities performed by the Company's internal auditors and independent accountants, met seven times during 1996, and the Compensation Committee met one time during 1996. The Board of Directors currently has no Nominating Committee.

EXECUTIVE COMPENSATION

  The following table provides information concerning the cash and non-cash compensation earned and received by the Company's Chief Executive Officer and its most highly compensated executive officers (the "Named Executive Officers") whose salary and bonus during the fiscal year ended December 31, 1996 exceeded $100,000:

                          SUMMARY COMPENSATION TABLE

                                                                   LONG TERM
                                                                  COMPENSATION
                             ANNUAL COMPENSATION                     AWARDS
                          -------------------------               ------------
   NAME AND PRINCIPAL     FISCAL                    OTHER ANNUAL    OPTIONS
        POSITION           YEAR  SALARY(1) BONUS(1) COMPENSATION    GRANTED
   ------------------     ------ --------- -------- ------------- ------------
H. Wayne Snavely.........  1996  $300,000  $700,000    $28,564(2)   400,000(3)
President and Chief        1995   300,000   252,603     32,960(2)       --
 Executive Officer
                           1994   256,398   125,621     23,782(2)       --
Kevin E. Villani.........  1996   200,000   200,000     12,986(4)    84,000(3)
Chief Financial Officer    1995    59,103    25,000      2,295(4)    66,000
                           1994       --        --         --           --
Paul B. Lasiter..........  1996    87,500    50,000      6,886(5)    20,000(3)
Senior Vice President      1995    67,500    30,000      5,459(5)       --
and Controller             1994    60,000     5,000      4,998(5)    16,500
Stephen J. Shugerman.....  1996   200,000   400,000     20,963(6)   100,000(3)
President of SPTL          1995   200,000   166,027     16,372(6)       --
                           1994   166,500    81,531     16,702(6)       --

--------
(1) The annual base salary to be paid to Messrs. Snavely, Villani and Shugerman pursuant to employment agreements, and that which has been paid to them since January 1997, is $450,000, $300,000 and $250,000, respectively. The annual bonus pursuant to these agreements is not to exceed approximately $1.050 million, $400,000 and $500,000, respectively.

(2) In 1996, 1995 and 1994, consists of (i) a car allowance paid by the Company of $18,000, $18,000 and $18,000, respectively, and (ii) aggregate contributions paid by the Company of $10,564, $14,960 and $5,782 respectively, under employee benefit plans.

(3) See "--Stock Option Plans" for details regarding the terms of such options.

(4) In 1996, 1995 and 1994, consists of (i) a car allowance paid by the Company of $6,000, $1,773 and $0, respectively, and (ii) aggregate contributions paid by the Company of $6,986, $522 and $0, respectively, under employee benefit plans.

(5) In 1996, 1995 and 1994, consists of $6,886, $5,459 and $4,998, respectively, under employee benefit plans.

(6) In 1996, 1995 and 1994, consists of (i) a car allowance paid by SPTL of $10,800, $10,800 and $10,800, respectively, and (ii) aggregate contributions paid by SPTL of $10,163, $5,572 and $5,902, respectively, under employee benefit plans.

OPTION GRANTS AND EXERCISES

                                                                   POTENTIAL REALIZED
                                                                    VALUE AT ASSUMED
                                                                  ANNUAL RATES OF STOCK
                                                                 PRICE APPRECIATION FOR
                          1996   PERCENTAGE EXERCISE                   OPTION TERM
                         OPTIONS  OF TOTAL  PRICE PER EXPIRATION -----------------------
          NAME           GRANTED   GRANTS    OPTION      DATE        5%          10%
          ----           ------- ---------- --------- ---------- ----------- -----------
H. Wayne Snavely........ 400,000   24.86%   $13.6875   7/24/01    $1,512,642  $3,342,542
Kevin E. Villani........  84,000    5.22%    10.5625    4/1/01       245,131     541,675
Paul B. Lasiter.........  20,000    1.24%    10.5625    4/1/01        58,364     128,970
Stephen J. Shugerman.... 100,000    6.21%    13.6875   7/24/01       378,160     835,636

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FY-END OPTION VALUES

                                                                NUMBER OF
                                               NUMBER OF       UNEXERCISED        VALUE OF ALL
                                              UNEXERCISED         SENIOR          UNEXERCISED
                                             OPTIONS AT FY-     MANAGEMENT        IN-THE-MONEY
                          SHARES             END UNDER THE      OPTIONS AT         OPTIONS AT
                         ACQUIRED             OPTION PLAN         FY-END             FY-END
                            ON      VALUE     EXERCISABLE/     EXERCISABLE/       EXERCISABLE/
          NAME           EXERCISE REALIZED  UNEXERCISABLE(1) UNEXERCISABLE(2)   UNEXERCISABLE(3)
          ----           -------- --------- ---------------- ---------------- --------------------
H. Wayne Snavely........  61,137  1,408,885      --/415,285     917,052/--    18,210,475/3,838,983
Kevin E. Villani........  13,200    183,500      --/136,800          --/--            --/1,557,299
Stephen J. Shugerman.... 300,000  4,305,651  61,137/115,285     158,524/--     4,262,921/1,020,233
Paul B. Lasiter.........  14,190    170,463    3,300/37,160          --/--          60,800/521,610

--------
(1) For a description of the terms of such options, see "--Stock Option Plans--1992 Stock Option Plan."

(2) For a description of the terms of such options, see "--Senior Management Stock Options."

(3) Based on a price per share of $21.00, which was the price of a share of Common Stock as quoted on the Nasdaq National Market at the close of business on December 31, 1996.

SENIOR MANAGEMENT STOCK OPTIONS

  Effective January 1992, members of senior management of the Company received ten year options to purchase shares of the Company's common stock (the "Common Stock"). Such options are not covered by the Company's option plans described below. The exercise price of these options is $0.88 per share for one-half of the options, with the other half exercisable at $1.40 per share. These options are currently exercisable. H. Wayne Snavely, Joseph R. Tomkinson, and Stephen
J. Shugerman were granted 917,053, 917,053 and 458,526 of such options, respectively.

  In April 1996, Mr. Tomkinson sold 750,000 shares of Common Stock he acquired under the option agreement described above. In November 1996, Mr. Shugerman sold 300,000 shares of Common Stock he acquired under the option agreement described above.

  The Company recognizes compensation expense with respect to the senior management stock options because they were granted at less than the estimated market value of the Company's Common Stock. The total compensation expense was $2.2 million, all of which was recognized as of December 31, 1996.

STOCK OPTION PLANS

 1992 STOCK OPTION PLAN

  A total of 2,292,632 shares of the Company's Common Stock has been reserved for issuance under the Company's 1992 Incentive Stock Option and Nonstatutory Stock Option Plan (the "1992 Stock Option Plan"), which expires by its own terms in 2002. A total of 1,550,673 options were outstanding at December 31, 1996.

  The 1992 Stock Option Plan provides for the grant of "incentive stock options" ("ISOs") within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), and nonqualified stock options ("NQSOs") to employees, officers, directors and consultants of the Company. Incentive stock options may be granted only to employees. The 1992 Stock Option Plan is administered by the Board of Directors or a committee appointed by the Board, which determines the terms of options granted, including the exercise price, the number of shares subject to the option, and the option's exercisability.

  The exercise price of all options granted under the 1992 Stock Option Plan must be at least equal to the fair market value of such shares on the date of grant. The maximum term of options granted under the 1992 Stock Option Plan is 10 years. With respect to any participant who owns stock representing more than 10% of the voting rights of the Company's outstanding capital stock, the exercise price of any option must be at least equal to 110% of the fair market value on the date of grant.

 1996 STOCK OPTION PLAN

  The Company has adopted the 1996 Stock Option, Deferred Stock and Restricted Stock Plan (the "1996 Stock Option Plan"), which provides for the grant of ISOs that meet the requirements of Section 422 of the Code, NQSOs and awards consisting of deferred stock, restricted stock, stock appreciation rights and limited stock appreciation rights ("Awards"). The 1996 Stock Option Plan is administered by a committee of directors appointed by the Board of Directors (the "Committee"). ISOs may be granted to the officers and key employees of the Company or any of its subsidiaries. The exercise price for any option granted under the 1996 Stock Option Plan may not be less than 100% (110% in the case of ISOs granted to an employee who is deemed to own in excess of 10% of the outstanding Common Stock) of the fair market value of the shares of Common Stock at the time the option is granted. The purpose of the 1996 Stock Option Plan is to provide a means of performance-based compensation in order to attract and retain qualified personnel and to provide an incentive to those whose job performance affects the Company. The effective date of the 1996 Stock Option Plan was June 21, 1996. A total of 3,000,000 shares of the Company's Common Stock has been reserved for issuance under the 1996 Stock Option Plan and a total of 1,038,200 options were outstanding at December 31, 1996.

  If an option granted under the 1996 Stock Option Plan expires or terminates, or an Award is forfeited, the shares subject to any unexercised portion of such option or Award will again become available for the issuance of further options or Awards under the 1996 Stock Option Plan.

  Unless previously terminated by the Board of Directors, no options or Awards may be granted under the 1996 Stock Option Plan after June 21, 2006.

  Options granted under the 1996 Stock Option Plan will become exercisable upon the terms of the grant made by the Committee. Awards will be subject to the terms and restrictions of the Award made by the Committee. The Committee has discretionary authority to select participants from among eligible persons and to determine at the time an option or Award is granted and in the case of options, whether it is intended to be an ISO or a NQSO.

  Under current law, ISOs may not be granted to any individual who is not also an officer or employee of the Company or any subsidiary.

  Each option must terminate no more than 10 years from the date it is granted (or five years in the case of ISOs granted to an employee who is deemed to own in excess of 10% of the combined voting power of the Company's outstanding Common Stock). Options may be granted on terms providing for exercise in whole or in part at any time or times during their respective terms, or only in specified percentages at stated time periods or intervals during the term of the option, as determined by the Committee.

  The exercise price of any option granted under the 1996 Stock Option Plan is payable in full (i) in cash, (ii) by surrender of shares of the Company's Common Stock already owned by the option holder having a market value equal to the aggregate exercise price of all shares to be purchased including, in the case of the exercise of NQSOs, restricted stock subject to an Award under the 1996 Stock Option Plan, (iii) by cancellation of indebtedness owed by the Company to the optionholder, or (iv) by any combination of the foregoing.

  The Board of Directors may from time to time revise or amend the 1996 Stock Option Plan, and may suspend or discontinue it at any time. However, no such revision or amendment may impair the rights of any participant under any outstanding options or Award without such participant's consent or may, without shareholder approval, increase the number of shares subject to the 1996 Stock Option Plan or decrease the exercise price of a stock option to less than 100% of fair market value on the date of grant (with the exception of adjustments resulting from changes in capitalization), materially modify the class of participants eligible to receive options or Awards under the 1996 Stock Option Plan, materially increase the benefits accruing to participants under the 1996 Stock Option Plan or extend the maximum option term under the 1996 Stock Option Plan.

EMPLOYMENT AGREEMENTS

  As of January 1, 1997, Mr. Snavely entered into a five-year employment agreement at an annual base salary of $450,000, subject to adjustment, plus an annual bonus based on attainment of performance objectives, including the Company's return on equity, earnings per share and increase in the price of the Company's Common Stock. Mr. Snavely's total cash compensation may not exceed $1.5 million annually.

  As of January 1, 1997, Mr. Villani entered into a five-year employment agreement at an annual base salary of $300,000, subject to adjustment, plus an annual bonus based on attainment of performance objectives identical to the objectives established for Mr. Snavely. Mr. Villani's total cash compensation may not exceed $700,000 annually.

  As of January 1, 1997, Mr. Shugerman entered into a five-year employment agreement at an annual base salary of $250,000, subject to adjustment, plus an annual bonus based on attainment of performance objectives, including the Company's earnings per share and certain qualitative objectives with respect to the performance of Southern Pacific Thrift and Loan Association. Mr. Shugerman's total cash compensation may not exceed $750,000 annually.

  Pursuant to the employment agreements with Messrs. Snavely, Villani and Shugerman, they are each entitled to receive compensation following their termination, as follows: (i) with cause: base salary shall be paid through the date on which termination occurs, or (ii) without cause (or for "good reason" as defined in the employment agreement), base salary shall be paid through the date of termination together with the pro-rata portion of any cash bonus award the employee would be entitled to receive at year end and a severance amount equal to base salary reduced by the employee's projected primary social security benefit. The severance amount shall be further reduced if the executive becomes employed by another company or becomes an independent contractor of another company and shall be eliminated entirely if such other company is determined by the Board of Directors to compete with the Company.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  The Company's Compensation Committee consists of Messrs. Muehlenbeck, Graziadio, Lerner and LaForce. Mr. Muehlenbeck is an Executive Vice President of Imperial Bank. Mr. Graziadio is a Director of Imperial Bancorp and Imperial Trust Company.

                     REPORT OF THE COMPENSATION COMMITTEE

  The Compensation Committee sets and administers the policies governing the Company's compensation program, including incentive and stock option plans. The Company participates in studies and surveys of compensation practices for comparable companies in similar industries. The Committee considers these studies and surveys in determining base salary, bonus and long-term stock-based compensation. The Committee discusses and considers executive compensation matters and makes its decisions, subject to review by the Company's Board of Directors.

  The Company's compensation policies are structured to link the compensation of the Chief Executive Officer, Chief Financial Officer and other executives of the Company and its subsidiaries with corporate performance. Through the establishment of short- and long-term compensation programs, the Company has aligned the financial interests of its executives with the results of the Company's performance, which is designed to put the Company in a competitive position regarding executive compensation and also to ensure corporate performance, which will enhance shareholder value.

  The Company's executive compensation philosophy is to set base salary at a conservative market rate and then to provide performance-based variable compensation which allows total compensation to fluctuate according to the Company's earnings as well as value received by shareholders. Targeted levels of executive compensation are set at levels that the Committee believes to be consistent with others in the Company's industry, with such compensation increasingly weighted towards programs contingent upon the Company's level of annual and long-term performance. As a result, the Named Executive Officers' actual compensation levels in any particular year may be above or below those of the Company's competitors, depending upon the Company's performance.

  Section 162(m) of the Internal Revenue Code limits the Company's tax deduction for compensation paid to any one of the five most highly compensated executive officers in excess of $1,000,000, unless such compensation was based upon attainment of pre-established, objective performance goals, the Compensation Committee consists only of "outside directors" as defined for purposes of Section 162(m), and such performance-based compensation has been approved by shareholders. All of the members of the Compensation Committee qualify as "outside directors." The Committee will review the Company's existing compensation program to determine the deductibility of future compensation paid or awarded pursuant thereto and will seek guidance with respect to changes to the Company's existing compensation program that will enable the Company to continue to attract and retain key individuals while optimizing the deductibility to the Company of amounts paid as compensation.

  The Committee believes that its overall executive compensation program has been successful in providing competitive compensation appropriate to attract and retain highly qualified executives and also to encourage increased performance from the executive group which will create added shareholder value.

                                          COMPENSATION COMMITTEE
                                          Robert S. Muehlenbeck
                                          G. Louis Graziadio, III
                                          Perry A. Lerner
                                          James Clayburn LaForce, Jr.

                  SHAREHOLDER RETURN PERFORMANCE PRESENTATION

  Set forth below is a graph comparing the cumulative total shareholder returns on the Company's Common Stock, the S&P 500 Stock Index, and two comparative company indexes, (1) an index of companies engaged in the Company's prior business focus (the Mortgage Banking Business) and (2) an index of companies engaged in the Company's current business focus (Specialty Finance Lending) for the period from January 1, 1992 through December 31, 1996.

  The Mortgage Banking Business Index includes: Aames Financial Corp., Advanced Financial Inc., America First Apartment Investors, LP, American First Prep Fund 2 LP, American First Tax-Exempt Mortgage Fund LP, American Insured Mortgage 84 LP, American Insured Mortgage 85 LP, American Insured Mortgage Investor Series 86 LP, American Insured Mortgage Investor Series 88 LP, Countrywide Credit Industries, Inc., Delta Financial Corporation, Federal National Mortgage Assoc., Federal Home Loan Mortgage Corp., First Financial Caribbean Corp., Fund America Enterprises, Green Tree Financial Corp., Harbourton Financial Services, IMC Mortgage Company, Imperial Credit Industries, Inc., Krug International Corp., Litchfield Financial Corp., Matrix Capital Corp., Mego Mortgage Corp., The Money Store, Inc., North American Mortgage Co., Omega Healthcare Investors, Inc., Pacificamerica Money Center, Inc., Pilgrim America Capital Corporation, Pioneer Commercial Funding Corporation, and Summit Tax Exempt Bond Fund LP.

  The Specialty Finance Lending Index includes: AMRESCO, Inc., The Finova Group, Inc., Green Tree Financial Corp., Imperial Credit Industries, Inc., and The Money Store, Inc.

  The graph assumes $100 invested on January 1, 1992 in the Company's Common Stock, the S&P 500 Stock Index, the Mortgage Banking Business Index, and the Specialty Finance Company Index.


                      COMPARISON OF CUMULATIVE TOTAL RETURN
         OF IMPERIAL CREDIT IND INC, MORTGAGE BANKING BUSINESS INDEX,
                 BROAD MARKET, SPECIALTY FINANCE LENDING INDEX

                        PERFORMANCE GRAPH APPEARS HERE

                                             MORTGAGE                    SPECIALTY
                             IMPERIAL        BANKING                     FINANCE
Measurement Period           CREDIT          BUSINESS      BROAD         LENDING
(Fiscal Year Covered)        IND INC         INDEX         MARKET        INDEX
---------------------        --------        --------      ------        ---------
Measurement Pt- 01/01/1992   $100            $100          $100          $100
FYE  January 1, 1992         $206.85         $119.18       $106.75       $125.35
FYE  January 1, 1993         $174.23         $127.46       $117.52       $204.06
FYE  January 1, 1994         $120.89         $125.17       $119.07       $244.15
FYE  January 1, 1995         $463.78         $214.32       $163.82       $455.38
FYE  January 1, 1996         $985.22         $278.89       $201.43       $699.23

                                        9

        SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

  The following table sets forth certain information known to the Company with respect to the beneficial ownership of the Company's Common Stock as of May 31, 1997, by (i) each director of the Company, (ii) each executive officer whose salary exceeded $100,000 for the year ended December 31, 1996, (iii) each person who is known to the Company to own beneficially more than 5% of the Common Stock, and (iv) all directors and executive officers of the Company as a group. Unless otherwise indicated, the Company believes that the beneficial owners of the Common Stock listed below have sole investment and voting power with respect to such shares, subject to community property laws where applicable.

                                                       NUMBER
                                                     OF SHARES
                                                    BENEFICIALLY   % OF TOTAL
      BENEFICIAL OWNER(1)                              OWNED     OUTSTANDING(2)
      -------------------                           ------------ --------------
      Imperial Bank(3).............................  9,261,106        23.0%
      Wellington Management Co.(4).................  3,009,182         7.5
      Nicholas-Applegate Capital Management(4).....  1,956,180         4.9
      H. Wayne Snavely(5)..........................  1,357,901         3.4
      Joseph R. Tomkinson(6).......................    154,422           *
      Stephen J. Shugerman(7)......................    258,768           *
      G. Louis Graziadio, III(8)...................    133,518           *
      Robert S. Muehlenbeck(9).....................     77,792           *
      Perry A. Lerner(10)..........................     89,722           *
      J. Clayburn LaForce(10)......................     86,422           *
      Paul Lasiter(11).............................     26,176           *
      Kevin E. Villani(12).........................     16,800           *
      All Directors and Officers as a Group (10
       persons)(13)................................  2,201,521         5.5

--------
* Less than 1%.
 (1) Each of such persons may be reached through the Company at 23550 Hawthorne Boulevard, Building One, Suite 110, Torrance, California 90505, telephone (310) 373-1704.

 (2) Beneficial ownership is based on 40,288,738 shares of Common Stock as of May 31, 1997.

 (3) Imperial Bank, headquartered in Los Angeles, California, is a California chartered bank whose deposits are insured by the FDIC. The address of Imperial Bank is 9920 La Cienega Boulevard, Inglewood, California 90301. In February 1997, the board of directors of Imperial Bancorp approved a plan to spin off a portion of its specialty lending and finance business, including Imperial Bank's common stock interest in ICII, to a recently created subsidiary of Imperial Bank formed to hold various business assets of Imperial Bancorp and its subsidiaries.

 (4) Based upon a Schedule 13G filed with the Company reflecting beneficial ownership as of March 31, 1997. The shares are owned by various investment advisory clients of Wellington Management Company (or of Wellington Trust Company, National Association, WMC's wholly-owned subsidiary) and Nicholas-Applegate Capital Management, which are deemed beneficial owners of the shares only by virtue of the direct or indirect investment and/or voting discretion they possess pursuant to the provisions of investment advisory agreements with such clients.

 (5) Includes 1,012,337 shares subject to stock options exercisable within 60 days of May 31, 1997.

 (6) Includes 153,474 shares subject to stock options exercisable within 60 days of May 31, 1997. Mr. Tomkinson resigned as an officer of the Company in February 1996 but remains a Director.

 (7) Includes 254,946 shares subject to stock options exercisable within 60 days of May 31, 1997.

 (8) Includes 119,422 shares subject to stock options exercisable within 60 days of May 31, 1997.

 (9) Includes 70,022 shares subject to stock options exercisable within 60 days of May 31, 1997.

(10) Includes 86,422 shares subject to stock options exercisable within 60 days of May 31, 1997.

(11) Includes 10,930 shares subject to stock options exercisable within 60 days of May 31, 1997.

(12) Includes 16,800 shares subject to stock options exercisable within 60 days of May 31, 1997.

(13) Includes 1,810,775 shares subject to stock options exercisable within 60 days of May 31, 1997.

                             CERTAIN TRANSACTIONS

PRINCIPAL SHAREHOLDER; LIMITATIONS ON INVESTMENT; CONFLICTS OF INTEREST

  At May 31, 1997, Imperial Bank owned 9,261,106 shares of Common Stock, or 24.1% of the Company. Imperial Bancorp is the owner of all of the outstanding capital stock of Imperial Bank.

  The Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA") restricts the ability of state chartered banks, such as Imperial Bank, to hold equity securities and requires impermissible investments to be disposed of before December 19, 1996. Imperial Bank acquired its interest in the Company at its formation, which interest has been reduced by the Company's sale of Common Stock to third parties, as well as through a sale of stock by Imperial Bank subsequent to the initial public offering of the Company. The 9.3 million shares of the Company's Common Stock held by Imperial Bank may be subject to divestiture under FDICIA. Imperial Bank has requested approval from the FDIC to retain its investment in the Company and the FDIC has extended the FDICIA-imposed deadline pending a decision on Imperial Bank's application. The regional office of the FDIC has acknowledged the request and requested and received additional information on the Company, and has recommended to its Washington, D.C. headquarters that Imperial Bank be allowed to retain its stock ownership in the Company subject to certain conditions. The Federal Reserve Bank of San Francisco has requested that Imperial Bancorp make an application under Section 4 of the Bank Holding Company Act for approval for Imperial Bank to retain the Company's stock. Imperial Bancorp has deferred any application pending the results of the FDIC application. In February 1997, the board of directors of Imperial Bancorp approved a plan to spin off a portion of its specialty lending and finance business, including Imperial Bank's common stock interest in ICII, to Imperial Financial Group, Inc. ("IFG"), a recently created subsidiary of Imperial Bancorp formed to hold various business assets of Imperial Bancorp.

  Because Imperial Bank owns less than 50% of the outstanding shares of the Company and the Company is operated as a company independent of Imperial Bank and Imperial Bancorp, the Company believes that, in the event of an insolvency, bankruptcy or receivership proceeding involving Imperial Bank or Imperial Bancorp, a court, exercising reasonable judgment after full consideration of all relevant factors, would not order the substantive consolidation of the assets and liabilities of the Company with either Imperial Bank or Imperial Bancorp.

  Two directors of the Company also serve on the Board of Directors of Imperial Bank, IFG or their parent, Imperial Bancorp. See "Management."

PAYMENT AND TERMINATION AGREEMENT

  On January 1, 1992, Mr. Tomkinson entered into a five-year employment agreement at an annual salary of $200,000, subject to adjustment for inflation, plus an annual bonus to be paid out of a "bonus pool" in an amount determined by the Board of Directors, but in no event to exceed his base salary. Effective July 1, 1994, Mr. Tomkinson's employment agreement was amended to reflect an annual salary of $300,000, plus a bonus based on 1.0% of the Company's pre-tax profits in excess of $10.0 million and the attainment of defined Company goals. Mr. Tomkinson's total compensation did not exceed $750,000 annually. Mr. Tomkinson resigned as an officer of the Company in February 1996.

  In February 1996, the Company entered into a Payment and Termination Agreement with Mr. Tomkinson. Under the terms of this agreement, Mr. Tomkinson received, as settlement for termination of Mr. Tomkinson's employment with the Company on November 20, 1995 (the "Termination Date"), the following: (i) the amount by which (A) the aggregate of all compensation Mr. Tomkinson would have been entitled to receive under his employment agreement with the Company from the Termination Date through the original termination date of the employment agreement on December 31, 1996, exceeds (B) the aggregate Mr. Tomkinson was entitled to receive from IMH under his employment agreement with IMH during such period, (ii) all accrued but unpaid compensation due Mr. Tomkinson under his employment agreement with the Company through the Termination Date and
(iii) the full and immediate vesting of all stock options held by Mr. Tomkinson covering shares of the capital stock of the Company. Mr. Tomkinson received $28,650 under this agreement.

BANK DEPOSITS

  The Company had deposits (including escrow balances) with SPTL which were approximately $48.4 million, $4.5 million and $36.0 million at March 31, 1997, December 31, 1996 and 1995, respectively.

BORROWING ARRANGEMENTS

  In October 1995, Imperial Bank extended ICII a $10.0 million revolving line of credit bearing interest at the prime rate (8.50% at December 31, 1995). All amounts outstanding under this line were repaid in May 1996.

  Additional or modified arrangements and transactions may be entered into by the Company, Imperial Bank, and their respective subsidiaries, after the date hereof. Any such future arrangements and transactions will be determined through negotiation between the Company and Imperial Bank, and it is possible that conflicts of interest will be involved. The Audit Committee of the Board of Directors of the Company, consisting of directors independent of both management and Imperial Bank, must independently approve all transactions by and between the Company and Imperial Bank.

RELATIONSHIPS WITH IMH

 THE CONTRIBUTION TRANSACTION

  On November 20, 1995, the effective date of IMH's initial public stock offering (the "Effective Date"), the Company contributed to ICI Funding Corporation ("ICIFC") certain of the operating assets and certain customer lists of the Company's mortgage conduit operations including all of ICII's mortgage conduit operations' commitments to purchase mortgage loans subject to rate locks from correspondents (having a principal balance of $44.3 million at November 20, 1995), in exchange for shares representing 100% of the common stock and 100% of the outstanding non-voting preferred stock of ICIFC. Simultaneously, on the Effective Date, in exchange for 500,000 shares of IMH common stock, the Company (i) contributed to IMH all of the outstanding non-voting preferred stock of ICIFC, which represents 99% of the economic interest in ICIFC, (ii) caused SPTL to contribute to IMH certain of the operating assets and certain customer lists of SPTL's warehouse lending division and
(iii) executed a non-compete agreement (the "Non-Compete Agreement") and a right of first refusal agreement (the "Right of First Refusal Agreement"), each having a term of two years from the Effective Date. Of the 500,000 shares issued pursuant to the contribution, 450,000 shares were issued to ICII and 50,000 shares were issued to SPTL. All of the outstanding shares of common stock of ICIFC were retained by ICII. The Company and SPTL retained all other assets and liabilities related to the contributed operations which at November 20, 1995 consisted mostly of $11.7 million of purchased mortgage servicing rights, $22.4 million of finance receivables and $26.6 million in advances made by the Company and SPTL to fund mortgage conduit loan acquisitions and to fund finance receivables, respectively.

  Pursuant to the Non-Compete Agreement, the Company, except as set forth below, and any 25% entity may not compete with IMH's Warehouse Lending Operations and may not establish a network of third party correspondent loan originators or another end-investor in non-conforming mortgage loans. The Company has also agreed that (i) in addition to any other remedy that may be available to IMH, it will sell all of the outstanding shares of common stock of ICIFC to be retained by the Company pursuant to the contribution to any third party reasonably acceptable to IMH in the event that ICII or a 25% entity establishes a network of third party correspondent loan originators during the term of the Non-Compete Agreement and (ii) any sale by ICIFC of shares of its capital stock or sale or transfer by the Company of any shares of the common stock of ICIFC which the Company owns may only be made to a party reasonably acceptable to IMH. Pursuant to the Non-Compete Agreement, SPTL may continue to act as an end-investor in non-conforming mortgage loans and SPFC may continue its business, which is primarily to act as a wholesale originator and bulk purchaser of non-conforming mortgage loans. Pursuant to the Right of First Refusal Agreement, the Company will grant ICIFC a right of first refusal to purchase all non-conforming mortgage loans that ICII or any 25% entity originates or acquires and subsequently offers for sale and ICIFC will grant the Company, or any 25% entity designated by the Company, a right of first refusal to purchase all conforming mortgage loans that ICIFC acquires and subsequently offers for sale.

 OTHER ARRANGEMENTS AND TRANSACTIONS WITH IMH

  The Company and IMH have entered into agreements for the purpose of defining their ongoing relationships. These agreements have been developed in the context of a parent/subsidiary relationship and therefore are not the result of arm's-length negotiations between independent parties. It is the intention of the Company and IMH that such agreements and the transactions provided for therein, taken as a whole, are fair to both parties, while continuing certain mutually beneficial arrangements.

  IMH has entered into a sublease with the Company to lease a portion of its facilities as IMH's executive offices and administrative facilities at an aggregate monthly rental of approximately $33,936. The sublease expires in 1999.

  The following is a summary of certain arrangements and transactions between and the Company and IMH.

 Tax Agreement

  IMH has entered into an agreement (the "IMH Tax Agreement") effective as of the Effective Date with the Company for the purposes of (i) providing for filing certain tax returns, (ii) allocating certain tax liability and (iii) establishing procedures for certain audits and contests of tax liability.

  Under the IMH Tax Agreement, the Company has agreed to indemnify and hold IMH harmless from any tax liability attributable to periods ending on or before November 20, 1995 in excess of such taxes as IMH has already paid or provided for. For periods ending after the November 20, 1995, IMH will pay its tax liability directly to the appropriate taxing authorities. To the extent
(i) there are audit adjustments that result in a tax detriment to IMH or (ii) IMH incurs losses that are carried back to an earlier year and any such adjustment described in (i) or loss described in (ii) results in a tax benefit to ICII or its affiliates, then the Company will pay to IMH an amount equal to the tax benefit as that benefit is realized. ICII will also agree to indemnify IMH for any liability associated with the contribution of the preferred stock of ICIFC and certain operational assets of SPTL's warehouse lending division or any liability arising out of the filing of a federal consolidated return by the Company or any return filed with any state or local taxing authority. To the extent there are audit adjustments that result in any tax detriment to the Company or any of its affiliates with respect to any period ending on or before November 20, 1995, and, as a result thereof, IMH for any taxable period after the Effective Date realizes a tax benefit, then IMH shall pay to the Company the amount of such benefit at such time or times as IMH actually realizes such benefit.

  ICII generally controls audits and administrative and judicial proceedings with respect to periods ending on or before the November 20, 1995, although ICII cannot compromise or settle any issue that increases IMH's liability without first obtaining the consent of IMH. IMH generally controls all other audits and administrative and judicial proceedings.

 Services Agreement

  Prior to March 31, 1997, ICIFC was allocated expenses of various administrative services provided by ICII. The costs of such services were not directly attributable to a specific division or subsidiary and primarily included general corporate overhead, such as data processing, accounting and cash management services, human resources and other administrative functions. These expenses were calculated as a pro rata share of certain administrative costs based on relative assets and liabilities of the division or subsidiary, which management believed was a reasonable method of allocation. In connection with IMH's initial public offering in November 1995, IMH and

ICII entered into a services agreement (the "IMH Services Agreement") under which ICII provided similar general corporate overhead services to IMH and its affiliates. The Company charged fees for each of the services which it provides under the IMH Services Agreement based upon usage. The IMH Services Agreement expired on December 31, 1996. The allocation of expenses and amounts paid to ICII under the IMH Services Agreement for the three months ended March 31, 1997 and for the years ended December 31, 1996, and 1995 aggregated $0, $518,000, and $269,000, respectively.

 OTHER TRANSACTIONS

 General

  Imperial Credit Advisors, Inc. ("ICAI"), a wholly-owned subsidiary of the Company, oversees the day-to-day operations of IMH, subject to the supervision of IMH's Board of Directors, pursuant to a management agreement (the "Management Agreement") effective as of November 20, 1995, for an initial term that expired on January 31, 1997. ICAI and IMH have concluded a five-year extension to the Management Agreement whereby amounts payable thereunder would be subordinated to a specified rate of return payable to IMH stockholders.

  ICAI is entitled to receive a per annum base management fee payable monthly in arrears of an amount equal to 75% of (i) 3/8 of 1% of gross mortgage assets of IMH composed of other than agency certificates, conforming mortgage loans or mortgage-backed securities secured by or representing interests in conforming mortgage loans, plus (ii) 1/8 of 1% of the remainder of gross mortgage assets of IMH plus (iii) 1/5 of 1% of the average daily asset balance of the outstanding amounts under warehouse lending facilities. The term "gross mortgage assets" means for any month the weighted average book value of IMH's Mortgage Assets (as defined in the Management Agreement), before reserves for depreciation or bad debts or other similar noncash reserves, computed at the end of such month. During the three months ended March 31, 1997 and the years ended December 31, 1996 and 1995, ICAI earned $929,000, $2.0 million and $37,888 in management fees, respectively.

  ICAI is entitled to receive as incentive compensation for each fiscal quarter, an amount equal to 75% of 25% of the net income of IMH, before deduction of such incentive compensation, in excess of the amount that would produce an annualized Return on Equity (as defined in the Management Agreement) equal to the ten-year United States Treasury rate plus 2%. Return on Equity is calculated for any quarter by dividing IMH's net income for the quarter by its average net worth for the quarter. For such calculations, the "net income" of IMH means the income of IMH determined in accordance with GAAP before ICAI's incentive compensation, the deduction for dividends paid and any net operating loss deductions arising from losses in prior periods.
A deduction for all of IMH's interest expenses for borrowed money is also taken in calculating net income. "Average net worth" for any period means the arithmetic average of the sum of the gross proceeds from any offering of its equity securities by IMH, before deducting any underwriting discounts and commissions and other expenses and costs relating to such offering, plus IMH's retained earnings (without taking into account any losses incurred in prior periods) computed by taking the daily average of such values during such period. The definition Return on Equity is only for purposes of calculating the incentive compensation payable, and is not related to the actual distributions received by IMH's stockholders. The incentive payment to ICAI is calculated quarterly in arrears before any income distributions are made to stockholders for the corresponding period. During the three months ended March 31, 1997 and the years ended December 31, 1996 and 1995, ICAI earned $649,000, $1.3 million and $0, respectively, for ICAI's incentive payment. The remaining 25% of the base management fee and of the incentive compensation fee are payable to participants in IMH's executive bonus pool as determined by the chief executive officer of IMH.

  Pursuant to the Management Agreement, IMH also pays all operating expenses except those specifically required to be borne by ICAI under the Management Agreement. The operating expenses generally required to be borne by ICAI include the compensation and other employment costs of ICAI's officers in their capacities as such and the cost of office space and out-of-pocket costs, equipment and other personnel required for oversight of IMH's operations. The expenses that are paid by IMH include issuance and transaction costs incident to the acquisition, disposition and financing of investments, regular legal and auditing fees and expenses of IMH, the fees and expenses of IMH's directors, premiums for directors' and officers' liability insurance, premiums for fidelity and errors and omissions insurance, servicing and subservicing expenses, the costs of printing and mailing proxies and reports to stockholders, and the fees and expenses of IMH's custodian and transfer agent, if any. In addition, ICAI provides various administrative services to IMH such as human resource and management information services. ICAI has subcontracted with ICII and certain of its affiliates to provide certain of such administrative services required under the Management Agreement. Reimbursements of expenses incurred by ICAI which are the responsibility of IMH are made monthly. During the three months ended March 31, 1997 and the years ended December 31, 1996 and 1995, there were no monies paid to ICAI as reimbursement of expenses.

 Purchase of Residual Interests

  Effective December 31, 1996, ICII sold $46.9 million of residual interests to ICIFC. In connection therewith, ICII lent ICIFC 100% of the purchase price. This loan bore interest at a rate of 12% per annum, and was secured by the residual interests. On March 31, 1997, ICIFC renegotiated the loan, paying it down by $9.5 million and setting a term of ten years.

 Bulk Mortgage Loan Purchases

  In December 1995, ICIFC entered into a number of agreements with the Company and SPTL to purchase bulk mortgage loan packages. All mortgage loan purchase agreements were entered into under the following terms.

  On December 5, 1995 and December 13, 1995, ICIFC purchased from the Company bulk mortgage loan packages of 30-year fully amortized six-month adjustable LIBOR and one-year adjustable United States Treasury Bill rate loans and 30- and 15-year fixed rate second trust deed mortgages with servicing rights on all mortgage loans released to ICIFC. The principal balances of the mortgages at the time of purchase was $106.7 million and $66.2 million, respectively, with a premium paid of $2.1 million and $1.6 million, respectively.

  On December 29, 1995, ICIFC purchased from SPTL two bulk mortgage loan packages of 30-year fully amortized six-month adjustable LIBOR and one-year adjustable United States Treasury Bill rate loans. The principal balances of the loans in the servicing released and servicing retained bulk package at the time of purchase was $300.0 million and $28.5 million with premiums paid of $3.4 million and $142,395, respectively.

 Purchase of Mortgage-Backed Securities

  On December 29, 1995, IMH purchased, from SPTL, DLJ Mortgage Acceptance Corp. Pass-Through Certificates Series 1995-4, Class B-1 and Class B-2 issued August 29, 1995. These certificates consist primarily of a pool of certain conventional, 11th District Cost of Funds adjustable rate, one-to-four family, first lien mortgage loans, with terms to maturity of not more than 30 years. The mortgage loans underlying the certificates were originated or acquired by ICII. All of the mortgage loans are serviced by ICII in its capacity as master servicer. IMH purchased Class B-1 certificates having an initial certificate principal balance of $4.8 million and the Class B-2 certificates having an initial certificate principal balance of $2.2 million for a price of 78.54 or $4.8 million and for a price of 70.01 or $2.3 million, respectively, equating to a discount of $1.0 million and $0.7 million, respectively. The Class B-1 certificates are single "B" rated mortgage securities and the Class B-2 are double "BB" rated mortgage securities. There was no gain or loss recorded by either party as a result of this transaction.

 Purchase of Subordinated Lease Receivables

  On December 29, 1995, IMH purchased a subordinated interest in a lease receivable securitization from Imperial Business Credit, Inc. ("IBC"). The lease receivables underlying the security were originated by IBC. IMH purchased the subordinated lease receivable based on the present value of estimated cash flows using a discount rate of 12% which resulted in a purchase price of $8.4 million. As a result of the purchase, IBC recorded a gain of $1.6 million. The purchase price was based upon a market discount rate as confirmed by an independent third party. In March 1996, IBC repurchased the subordinated interest from IMH, and holds the subordinated interest as an investment vehicle.

 Transfer of ICIFC Stock

  To conclude the deconsolidation of ICIFC, in the first quarter of 1997 ICII, as sole common shareholder, contributed the common shares of ICIFC to four individuals in approximately equal number of shares, with an approximate value of $25,000 each. ICII no longer has any equity interest in ICIFC.

                                PROPOSAL NO. 2

            RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS

  The Board of Directors of the Company has selected and appointed KPMG Peat Marwick LLP to act as the Company's independent accountants for the year ending December 31, 1997. In recognition of the important role of the independent accountants, the Board of Directors has determined that its selection of such accountants should be submitted to the shareholders for review and ratification on an annual basis.

  KPMG Peat Marwick LLP has examined the financial statements of the Company since 1991. Management is satisfied with their performance to date.

  The affirmative vote of a majority of the shares voting on this proposal is required for its adoption. In view of the difficulty and the expense involved in changing independent accountants on short notice, if the proposal is not approved, it is contemplated that the appointment for 1997 may be permitted to stand, unless the Board of Directors finds other compelling reasons for making a change. Disapproval of this Proposal will be considered as advice to the Board of Directors to select other independent accountants for the following year. Representatives of KPMG Peat Marwick LLP are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so. They will also be available to respond to appropriate questions.

                            SHAREHOLDERS' PROPOSALS

  Shareholders' proposals intended to be presented at the Company's next Annual Meeting of Shareholders to be held in 1998 must be received at the Company's principal executive offices no later than February 26, 1998, in order to be considered for inclusion in the proxy statement and form of proxy relating to that Meeting.

                                OTHER BUSINESS

  The Board of Directors knows of no other matter to be acted upon at the Meeting. However, if any other matter shall properly come before the Meeting, the proxyholders named in the proxy accompanying this Proxy Statement will have discretionary authority to vote all proxies in accordance with their best judgment.

                                          By Order of the Board of Directors

                                          /s/ Irwin L. Gubman

                                          Irwin L. Gubman, Secretary

Dated July 7, 1997
Torrance, California

                        IMPERIAL CREDIT INDUSTRIES, INC.

           PROXY FOR ANNUAL MEETING OF STOCKHOLDERS ON JULY 30, 1997. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

  The undersigned hereby appoints Kevin E. Villani, Irwin L. Gubman and H. Wayne Snavely, or any of them, each with full power of substitution, as proxies of the undersigned to attend the Annual Meeting of Shareholders of Imperial Credit Industries, Inc., at the Marriott Hotel, located at 3635 Fashion Way, Torrance, California 90503, on July 30, 1997, at 10:00 a.m. Pacific Time.

  1. Election of Directors          [_] FOR all nominees listed below          [_] WITHHOLD AUTHORITY
                                        (except as marked to the                   to vote for all nominees listed below
                                        contrary below)

         H. Wayne Snavely . Stephen J. Shugerman . Kevin E. Villani . Joseph R. Tomkinson . Robert S. Muehlenbeck

  G. Louis Graziadio, III .  Perry A. Lerner .  James Clayburn La Force, Jr.

INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, WRITE
             THAT NOMINEE'S NAME IN THE SPACE PROVIDED BELOW.


             ---------------------------------------------------------------

  2. To ratify the appointment of KPMG Peat Marwick LLP as independent accountants for the year ending December 31, 1997.

     The Board of Directors recommends a vote FOR.

                       FOR [_]  AGAINST [_]  ABSTAIN [_]


  3. In their discretion, upon any and all such other matters as may properly come before the meeting or any adjournment or postponement thereof.

  THIS PROXY WILL BE VOTED AS SPECIFIED, OR, IF NO CHOICE IS SPECIFIED, WILL BE VOTED FOR THE EIGHT NOMINEES FOR ELECTION AND FOR PROPOSALS 2 AND 3. (Please sign exactly as name appears. When shares are held by joint tenants, both should sign. When signing as attorney, as executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.)

                                                  Dated:________________ , 1997

                                                  -----------------------------
                                                            Signature

                                                  -----------------------------
                                                   Signature, if held jointly

    SHAREHOLDERS ARE URGED TO MARK, DATE, SIGN AND RETURN THIS PROXY IN THE ENVELOPE PROVIDED, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.